Exhibit 10.1

FIRST AMENDMENT TO THIRD AMENDED AND
RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (“Amendment”), dated effective as of March 30, 2005, is made and entered into by and among ACTIVANT SOLUTIONS INC., a Delaware corporation formerly known as Cooperative Computing, Inc. (the “Borrower”), ACTIVANT SOLUTIONS HOLDINGS INC., a Delaware corporation formerly known as Cooperative Computing Holding Company, Inc. (the “Guarantor”), THE FINANCIAL INSTITUTIONS WHICH ARE PARTIES TO THE CREDIT AGREEMENT (as hereinafter defined), as amended by this Amendment (each, together with its successors and assigns, a “Lender” and collectively, the “Lenders”), and JPMORGAN CHASE BANK, N.A., a national banking association formerly known as JPMorgan Chase Bank, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

RECITALS:

     WHEREAS, the Borrower, Guarantor, the Administrative Agent and certain Lenders are parties to a Third Amended and Restated Credit Agreement dated as of July 27, 2003 (the “Credit Agreement”); and

     WHEREAS, in connection with the Borrower’s contemplated acquisition of all or substantially all of the issued and outstanding stock of Speedware Corporation Inc., a Canadian corporation (“Speedware”), the Borrower, Guarantor, the Administrative Agent and the Lenders have agreed, on the terms and conditions herein set forth, that the Credit Agreement be amended in certain respects.

AGREEMENTS:

     NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties herein set forth, and for other good and valuable consideration, the receipt and sufficiency which are hereby acknowledged and confessed, the Borrower, the Guarantor, the Administrative Agent and the Lenders do hereby agree as follows:

     Section 1. General Definitions. Capitalized terms used herein which are defined in the Credit Agreement shall have the same meanings when used herein.

     Section 2. Amendment of Definitions.

     (a) The definitions of “Borrowing Base,” “Borrowing Base Certificate,” “Consolidated Net Worth,” “Consolidated Net Worth Adjustment Amount” and “Eligible Accounts Receivable” in Section 1.1 of the Credit Agreement are hereby deleted in their entirety, and any reference to any of such deleted terms in the Credit Agreement shall no longer have any force or effect.

     (b) The definition of “Consolidated EBITDA” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to hereafter read as follows:

     “Consolidated EBITDA”: for any period, with respect to any Person, Consolidated Net Income of such Person for such period (A) plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (i) total income and franchise tax expense, (ii) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions and discounts and other fees and charges associated with Indebtedness, (iii) depreciation and amortization expense, (iv) amortization of intangibles including, but not limited to, goodwill and organization costs, (v) other extraordinary noncash charges (in accordance with GAAP) (including non-cash currency exchange losses), (vi) any extraordinary and unusual losses (including losses on sales of assets other than inventory sold in the ordinary course of business), (vii) any non-cash losses resulting from the Borrower’s investment in Internet Autoparts and HM Coop, and (viii) one time cash expenses related to (a) severance payments, (b) transactions fees and expenses and (c) pro forma synergies agreed to between the Company and the Administrative Agent, in each case in connection with the acquisition of the Capital Stock of Speedware Corporation Inc., a Canadian corporation (“Speedware”), so long as the aggregate amount of all such cash expenses does not exceed $5,000,000; and (B) minus, without duplication and to the extent reflected as a credit or gain in the statement of such Consolidated Net Income for such period, the sum of (i) any extraordinary and unusual gains (including gains on the sales of assets, other than inventory sold in the ordinary course of business), and (ii) other extraordinary non-cash credits or gains (in accordance with GAAP) (including non-cash currency exchange gains) and (iii) any non-cash gains resulting from the Borrower’s investment in Internet Autoparts and HM Coop; provided that for the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) for purposes of Section 8.1, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall consummate an acquisition pursuant to Sections 8.9(k), 8.9(l) or 8.9(n), the Consolidated EBITDA for such Reference Period shall be calculated on a pro forma basis (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such Reference Period) and (ii) if at any time during such Reference Period the Borrower or any Subsidiary shall consummate the Designated Asset Sale or the sale of any line of business or product line, the Consolidated EBITDA for such Reference Period shall be reduced on a pro forma basis by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of the Designated Asset Sale or the sale of any line of business or product line.

     Section 3. Deletion of Borrowing Base Related Facility Usage Restrictions. Section 2.1(a), Section 2.10(a) and the first sentence of Section 3.1(a) of the Credit Agreement are hereby amended and restated in their entirety to hereafter read as follows:

     2.1 Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (each, a “Loan”, collectively, “Loans”) to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding, when added to such Lender’s Commitment Percentage of all Letter of Credit Outstandings, not to exceed the amount of such Lender’s Commitment. Notwithstanding the foregoing, the sum of all Letter of Credit Outstandings and the aggregate principal amount of the Loans outstanding at any time shall not exceed the Commitments. During the Commitment Period, the Borrower may use the Commitments by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

     2.10 Mandatory Prepayments and Commitment Reductions. (a) If at any time the sum of the Loans and the Letter of Credit Outstandings exceeds the Commitments (including at any time after any reduction of the Commitments pursuant to Section 2.5), the Borrower shall make a payment in the amount of such excess which payment shall be applied in the order set forth in Section 2.5(b). To the extent that after giving effect to any prepayment of the Loans required by the preceding sentence, the sum of the Loans and Letter of Credit Outstandings exceed the Commitments, the Borrower shall, without notice or demand, immediately cash collateralize the then outstanding L/C Obligations in an amount equal to such excess upon terms reasonably satisfactory to the Administrative Agent.

     3.1 The L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue Letters of Credit for the account of the Borrower on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed $5,000,000 or (ii) the sum of the Loans and Letter of Credit Outstandings of all the Lenders would exceed the Commitments of all of the Lenders.

     Section 4. Deletion of Borrowing Base Certificate Reporting Requirements and Other Borrowing Base and Eligible Accounts Receivable References.

     (a) Sections 6.2(d) and 12.1(b)(vii) of the Credit Agreement, including without limitation, the proviso following Section 12.1(b)(vii) of the Credit Agreement, are hereby deleted in their entirety and shall no longer be of any force or effect and “[Reserved]” shall be added in lieu thereof.

     (b) Section 5.26 of the Credit Agreement is hereby amended and restated in its entirety to hereafter read as follows:

     5.26 Status of Accounts Receivables and Other Collateral. The Borrower shall not redate any invoice or sale or make or allow to be made sales on extended dating beyond what is customary in the industry.

     (c) Section 7.6 of the Credit Agreement is hereby amended to delete the last sentence thereof in its entirety.

     Section 5. Amendment of Affirmative Covenants. Section 7.11 of the Credit Agreement is hereby amended to add the following new sentence at the end thereof:

     It is understood and agreed that in respect of the acquisition by the Borrower of 100% of the Capital Stock of Speedware, so long as the Borrower and all of its applicable Subsidiaries fully comply with the terms of this Section 7.11 within fifteen (15) days after the consummation of such acquisition, the Borrower shall be deemed to have complied with the terms of this Section 7.11; provided, however, that notwithstanding the foregoing, the Capital Stock of Prelude Systems Inc. shall not be required to be pledged in accordance with the terms of this Section 7.11 unless and until fifteen (15) days after the Lien against such Capital Stock permitted under Section 8.3(o) is released by the holder of such Lien.

     Section 6. Amendments of Financial Covenants.

     (a) Section 8.1(a) of the Credit Agreement is hereby amended and restated in its entirety to hereafter read as follows:

     (a) Maintenance of Consolidated EBITDA less Capital Expenditures to Consolidated Interest Expense. Permit the ratio of (i) Consolidated EBITDA of the Borrower and its Subsidiaries for the period of four consecutive fiscal quarters ending on the last day of each fiscal quarter (commencing with the fiscal quarter ending March 31, 2005) less Capital Expenditures for such four fiscal quarters to (ii) Consolidated Interest Expense of the Borrower and its Subsidiaries for such four fiscal quarters to be less than 1.25 to 1.0.

     (b) Section 8.1(b) of the Credit Agreement is hereby deleted in its entirety and shall no longer be of any force or effect and “[Reserved]” shall be added in lieu thereof.

     (c) Section 8.1(c) of the Credit Agreement is hereby amended and restated in its entirety to hereafter read as follows:

     (c) Maintenance of Consolidated Total Debt to Consolidated EBITDA. Permit the ratio of (i) Consolidated Total Debt of the Borrower and its Subsidiaries as of the last day of each of the fiscal quarters set forth below less the aggregate amount of cash and Cash Equivalents shown on the consolidated balance sheet of the Borrower as of the last day of the applicable fiscal quarter to (ii) Consolidated EBITDA of the Borrower and its Subsidiaries for the period of four consecutive fiscal quarters ending on the last day of each of the fiscal quarters set forth below to be greater than the ratio set forth opposite such fiscal quarter below:

Quarter Ending	Amount
March 31, 2005	4.25 to 1.00
June 30, 2005	4.25 to 1.00
September 30, 2005	4.25 to 1.00
December 31, 2005	4.25 to 1.00
March 31, 2006	4.00 to 1.00

     Section 7. Amendments of Other Negative Covenants.

     (a) New Sections 8.2(o) and 8.2(p) are hereby added to the Credit Agreement to hereafter be and read as follows:

     (o) Indebtedness of the Borrower incurred solely for purposes of financing a portion of the purchase price paid by the Borrower for the Borrower’s acquisition of the Capital Stock in Speedware; provided that the original principal amount of such Indebtedness does not exceed $120,000,000; and provided further that such Indebtedness is unsecured at all times.

     (p) the existing “earn-out” obligation of Speedware payable to the prior shareholder(s) of Prelude Systems Inc. in connection with Speedware’s acquisition of all Capital Stock in Prelude Systems Inc.

     (b) A new Section 8.3(o) is hereby added to the Credit Agreement to hereafter be and read as follows:

     (o) Liens against the Capital Stock of Prelude Systems Inc. to secure the “earn-out” obligations of Speedware permitted under Section 8.2(p).

     (c) A new Section 8.4(m) is hereby added to the Credit Agreement to hereafter be and read as follows:

     (m) Guarantee Obligations of any Subsidiary in respect of the Indebtedness of the Borrower permitted under Section 8.2(o); provided that such Subsidiary is a guarantor of the Obligations under the Guarantee and Collateral Agreement; and provided further that such Guarantee Obligations are unsecured at all times.

     (d) A new Section 8.9(n) is hereby added to the Credit Agreement to hereafter be and read as follows:

     (n) acquisition by the Borrower of all Capital Stock in Speedware for an aggregate purchase price (net of proceeds of options or warrants or cash held by Speedware or fees and expenses in connection with such acquisition) not to exceed $120,000,000.

     Section 8. Amendments to Indemnification Provisions. Section 12.5 of the Credit Agreement is hereby amended and restated in its entirety to hereafter be and read as follows:

     12.5. Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent and JPMSI for all their reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Commitments and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and any Notes and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Lender, the Administrative Agent and JPMSI for all of their reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, any Notes, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and, at any time after and during the continuance of an Event of Default, of one counsel to all of the Lenders, (c) to pay, indemnify, and hold each Lender, the Administrative Agent and JPMSI harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise, documentary, property and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any Notes, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Administrative Agent and JPMSI and their respective officers, directors, employees, agents and controlling persons (each of the foregoing, an “indemnified person”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel with respect to the execution, delivery, enforcement, performance and administration of this Agreement, any Notes, the other Loan Documents, or the use of the proceeds of the Loans in connection with the Transactions and any such other documents (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Borrower shall have no obligation hereunder to an indemnified person with respect to indemnified liabilities that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified person, or, in the case of indemnified liabilities arising under this Agreement, any Notes and the other Loan Documents that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from a material breach by such indemnified person of this Agreement, any Notes or the other Loan Documents, as the case may be. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder

     Section 9. Representations and Warranties. The Borrower represents and warrants to the Administrative Agent and the Lenders that the representations and warranties contained in Article 5 of the Credit Agreement and in all of the other Loan Documents are true and correct in all material respects on and as of the effective date hereof as though made on and as of such effective date, except to the extent any such representation or warranty is stated to relate solely to an earlier date. The Borrower hereby certifies that no event has occurred and is continuing which constitutes a Default or an Event of Default under the Credit Agreement. Additionally, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders that the following resolutions or authorizations remain in full force and effect as of the effective date hereof and have not been modified, amended, superseded or revoked:

     (a) The resolutions of the Offering Committee of the Board of Directors of the Borrower adopted as of July 27, 2003 and as set forth in Exhibit II of that certain Borrowing Certificate dated July 27, 2003, previously executed and delivered to the Administrative Agent in connection with the Credit Agreement by the Senior Vice President of Finance and Administration and the Secretary and General Counsel of the Borrower; and

     (b) The resolutions of the Board of Directors of the Guarantor adopted as of July 27, 2003 and as set forth in Exhibit II of that certain Borrowing Certificate dated July 27, 2003, previously executed and delivered to the Administrative Agent in connection with the Credit Agreement by the Senior Vice President of Finance and Administration and the Secretary and General Counsel of the Guarantor.

     Section 10. Limitations. The amendments set forth herein are limited precisely as written and shall not be deemed to (a) be a consent to, or waiver or modification of, any other term or condition of the Credit Agreement or any of the other Loan Documents, or (b) except as expressly set forth herein, prejudice any right or rights which the Lenders may now have or may have in the future under or in connection with the Credit Agreement, the Loan Documents or any of the other documents referred to therein. Except as expressly modified hereby or by express written amendments thereof, the terms and provisions of the Credit Agreement, the Notes and any other Loan Documents or any other documents or instruments executed in connection with any of the foregoing are and shall remain in full force and effect. In the event of a conflict between this Amendment and any of the foregoing documents, the terms of this Amendment shall be controlling.

     Section 11. Payment of Expenses. The Borrower agrees, whether or not the transactions hereby contemplated shall be consummated, to reimburse and save the Administrative Agent and each of the Lenders harmless from and against liability for the payment of all reasonable substantiated out-of-pocket costs and expenses arising in connection with the preparation, execution, delivery, amendment, modification, waiver and enforcement of, or the preservation of any rights under this Amendment, including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent, in each case, as set forth in Section 12.5 of the Credit Agreement. The provisions of this Section shall survive the termination of the Credit Agreement and the repayment of the Obligations.

     Section 12. Descriptive Headings, etc. The descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

     Section 13. Entire Agreement. This Amendment and the documents referred to herein represent the entire understanding of the parties hereto regarding the subject matter hereof and supersede all prior and contemporaneous oral and written agreements of the parties hereto with respect to the subject matter hereof, including, without limitation, any commitment letters regarding the transactions contemplated by this Amendment.

     Section 14. Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts and all of such counterparts shall together constitute one and the same instrument. Complete sets of counterparts shall be lodged with the Borrower and the Administrative Agent.

     Section 15. References to Credit Agreement. As used in the Credit Agreement (including all Exhibits thereto) and all other Loan Documents, on and subsequent to the effective date hereof, the term “Agreement” shall mean the Credit Agreement, as amended by this Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

NOTICE PURSUANT TO TEX. BUS. & COMM. CODE §26.02

THIS AMENDMENT AND ALL OTHER LOAN DOCUMENTS EXECUTED BY ANY OF THE PARTIES BEFORE OR SUBSTANTIALLY CONTEMPORANEOUSLY WITH THE EXECUTION HEREOF TOGETHER CONSTITUTE A WRITTEN CREDIT AGREEMENT AND REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

ACTIVANT SOLUTIONS, INC.,
as Borrower

By:	/s/ GREG PETERSEN

Name:	Greg Petersen

Title:	Senior Vice President and Chief Financial Officer

ACTIVANT SOLUTIONS HOLDING
COMPANY, INC., as Guarantor

By:	/s/ GREG PETERSEN

Name:	Greg Petersen

Title:	Senior Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as a Lender

By:	/s/ EDMOND DEFOREST

Name:	Edmond DeForest

Title:	Vice President

COMERICA BANK, as a Lender

By:	/s/ PAUL GERLING

Name:	Paul Gerling

Title:	Senior Vice President